UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

 Current Report
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 9, 2015

SEQUENOM, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-29101	77-0365889
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3595 John Hopkins Court, San Diego, CA	92121
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (858) 202-9000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On December 9, 2015, the Board of Directors (the “Board”) of Sequenom, Inc. (the “Company”) appointed Dirk van den Boom, Ph.D. to the position of President and Chief Executive Officer, effective immediately. Prior to such appointment, Dr. van den Boom had been serving as the Company’s interim President and Chief Executive Officer.
In connection with Dr. van den Boom’s appointment as President and Chief Executive Officer, on December 9, 2015, the Board (i) at the request of Dr. van den Boom, reduced his annual base salary from $550,000 to $475,000, which amount is at the 25th percentile for the Company’s 2015 peer group companies, (ii) granted Dr. van den Boom an option to purchase 959,167 shares of the Company’s common stock at an exercise price per share equal to $1.33 (the “Option”), which was the closing price of the Company’s common stock on the date of grant, and (iii) granted Dr. van den Boom a restricted stock unit covering 751,880 shares of the Company’s common stock (the “RSU Award”). The shares subject to the RSU Award shall vest in four equal annual installments starting on the first anniversary of the date of grant and the shares subject to the Option shall vest in equal monthly installments over a period of four years; provided that the Option will not become exercisable unless the closing sales price of the Company’s common stock is a minimum of a 25% premium to the exercise price of the Option for at least 30 consecutive trading days. No other changes have been made to Dr. van den Boom’s compensation.
Biographical information for Dr. van den Boom was provided in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 24, 2015.
The press release announcing Dr. van den Boom’s promotion is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

99.1    Press Release of Sequenom, Inc. dated December 10, 2015.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEQUENOM, INC.
Dated: December 10, 2015	By:	/s/ Jeffrey D. Linton
	Name:	Jeffrey D. Linton
	Title:	Senior Vice President, General Counsel